High Income Securities Fund N-2/A

Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the High Income Securities Fund and to the use of our report dated October 30, 2023 on the financial statement of the High Income Securities Fund.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 1, 2024